EXHIBIT 10.1

FIRST AMENDMENT TO EXCLUSIVE CHANNEL PARTNER AGREEMENT

THIS FIRST AMENDMENT is entered into as of this 13th day of September, 2011 and serves to amend the Exclusive Channel Partner Agreement entered into by and between Intrexon Corporation (“Intrexon”) and ZIOPHARM Oncology, Inc. (“ZIOPHARM”), on January 6, 2011 (the “Agreement”).

WHERAS, both Intrexon and ZIOPHARM have a mutual interest in amending the Agreement.

NOW, THEREFORE, the first sentence of Section 2.3(a) of the Agreement is hereby replaced in its entirety with the following:

“For the JSC, each party shall designate an equal number of representatives who are employees of such Party or an Affiliate of such Party (not to exceed four (4) for each party) with appropriate expertise to serve as members of the JSC. For Committees other than the JSC, each Party shall designate an equal number of representatives who are employees of such Party or an Affiliate of such Party (not to exceed three (3) for each Party) with appropriate expertise to serve as members of such Committee; provided, however, the Parties may, from time to time, increase the total number of representatives of one or more of such Committees by one (1) additional representative per Party (not to exceed four (4) for each Party) by agreement in writing, without further amendment of this Agreement. Third Security shall be deemed to be an Affiliate of Intrexon solely for purposes of this Section 2.3.”

All other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment to Exclusive Channel Partner Agreement by authorized representatives as of the date written above.

INTREXON CORPORATION

By: /s/ Glenn Nedwin
Name: Glenn Nedwin, Ph.D. Title: President, Human Therapeutics Division

ZIOPHARM ONCOLOGY, INC.

By: /s/ Jonathan Lewis
Name: Jonathan Lewis, M.D., Ph.D. Chief Executive Officer